Exhibit 99.1

PRESS RELEASE                                                                                                                                                                                                                                                                                                     Contact: John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FISCAL 2011 RESULTS

MAIDEN, NC, June 3, 2011 - Air T, Inc. (NASDAQ Capital Market: AIRT) announces consolidated net earnings of $2,138,000 ($0.87 per diluted share) for fiscal 2011, which ended March 31, 2011, compared to net earnings of $3,757,000 ($1.54 per diluted share) for fiscal 2010.

Consolidated revenue for fiscal 2011 was $83,362,000 compared to $81,077,000 for fiscal 2010.  This 3% increase resulted from a $3,347,000 (9%) increase in air cargo revenue, partially offset by a minimal $112,000 decrease in ground equipment sales revenue and a $951,000 (10%) decrease in ground support services revenue. The increase in air cargo revenue was due to increased administrative fee and maintenance revenue related to four aircraft that FedEx purchased during the fiscal year.  Following the completion of maintenance to convert these aircraft for cargo operations, one has been assigned to Air T’s air cargo operations and the remaining three have yet to be assigned by FedEx.  While ground equipment sales revenue was relatively flat in total, there was a significant shift in the composition of revenues with a significant increase in domestic and international commercial orders and a significant decrease in U. S. Air Force (USAF) orders. The decrease in ground support services revenue is the result of the reduction in scope of work provided during the second half of the fiscal year to our largest customer in that segment.

The $1,619,000 decrease in fiscal 2011’s net earnings represented a 43% decrease from the prior year.  The decrease is largely the result of decreased profitability in the company’s ground equipment sales segment as margins in that segment were dramatically affected by changes to its customer base.  In recent years, orders from the USAF allowed more flexibility in deliveries and production, which contributed to greater efficiencies and a lower overall cost structure.  At March 31, 2011, backlog was $9.6 million, compared to $1.3 million at March 31, 2010 and $8.4 million at March 31, 2009.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “Fiscal year 2011 has been a challenge to our Company but even in these difficult times we have remained a strong and profitable company.   Global’s deicer business has been challenged by the lack of deliveries to the USAF during this past fiscal year.  Fiscal 2011 was the first year in the last eleven years that no deliveries to the USAF were made. While we have not seen the USAF deicer orders that we had been experiencing, we have had good success in the domestic and international commercial markets, albeit at decreased margins.  On a positive note, operating levels at our air cargo delivery business stabilized and we actually saw an increase in the number of aircraft that we operate for FedEx this past year. ”

“In this uncertain economy, I want to reiterate that we are continuing our focus on conserving cash, controlling costs, tightening our credit policies and maintaining our customer and vendor relationships,” Clark continued.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Year Ended March 31,
	2011	2010
Operating Revenues	$83,362	$81,077

Net Earnings	$2,138	$3,757

Net Earnings Per Share- Diluted	$0.87	$1.54

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, filed earlier today with the Securities and Exchange Commission.  Copies of the Form 10-K may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company, future economic conditions and their impact on the Company’s customers, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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